Exhibit 10.1.1

Employment Agreement

Party A (Employer): Meihua International Medical Technologies Co., Ltd.

Legal Representative: LIU Yongjun

Party B (Employee): WANG Yulin

In accordance with national laws, regulations and relevant rules, based on the principles of voluntariness, equality and consensus, the two parties enter into this Agreement.

With the approval of Party A’s Board of Directors, Party B is employed as the CEO of Party A, and the two parties agree as follows:

Article I. Term of Employment

1.	The term of employment is one year, from November 30, 2020 to November 29, 2021.

2.	The Agreement can be renewed one month before the expiration with both parties’ consent.

3.	After the term of the Agreement expires, if either party does not renew the Agreement, one Party shall notify the other party in written form one month before the expiration of the Agreement.

Article II. Party B’s responsibilities

1.	Party B is fully responsible for Party A’s management, operation, and market development while serving as CEO of Party A.

2.	Party B shall exercise power, enjoy rights and perform obligations in accordance with Party A’s Articles of Association and this Agreement.

Article III Party B’s Salaries and Benefits

1.	Party B’s monthly salary is RMB19,000.

Article IV Party A’s Rights and Obligations

1.	Party A hold the ownership of the Company’s assets;

2.	Party A has the right to supervise and inspect Party B’s implementation of national laws, regulations and policies, as well as the utilization and protection of the Company’s assets.

3.	Party A has the right to appoint one person as the Company’s supervisor, who is responsible for supervising the work of Party B during his term of employment.

4.	Party A has the right to appoint one person as the Company’s person-in-charge of finance, who is responsible for overall management of the Company’s financial work.

5.	Party A has the right to stop Party B’s abuse of his power beyond the scope of the Company’s daily operations.

Article V Party B’s Rights and Obligations

1.	Party B shall preside over the Company’s daily production and operation management, organize the implementation of the board’s resolutions and report to the board of directors, independently arrange and organize the Company’s daily procurement and sales, and formulate the Company’s annual development investment plans, annual business plans, annual financial income and expenditure plans, and submit them to Party A’s board of directors for approval.

2.	Party B shall organize the implementation of the above-mentioned Company’s annual investment plans, annual business plans, and annual financial income and expenditure plans depending on the resolution of the board of directors

3.	Party B shall comply with laws and regulations and accounting rules, draft the Company's proposals on internal management structure and organize the formulation of the Company's specific rules and basic management systems based on actual needs.

4.	Party B shall be entrusted by the board of directors to sign economic contracts of various types and participate in social activities of various types on behalf of the Company.

5.	For major matters that are beyond the scope of power of Party B and that need to be discussed by the board of directors, Party B shall report to the board of directors in a timely manner and may propose convening an interim meeting of board of directors.

6.	Party B must engage in business activities within the legal business scope of Party A (subject to Party A’s business license).

7.	Party B makes the following commitments to Party A:

7.1.	Party B will directly report to the board of directors and work under the leadership of the board;

7.2.	Party B will exercise his or her rights within the scope of his or her duties, and will not exceed his or her power;

7.3.	Party B will strictly perform the duties and rights authorized by the board of directors.

7.4.	Party B will comply with the Company's rules and policies and protect the Company's interests.

7.5.	Party B will fully utilize personal leadership and management capabilities to promote the rapid growth of the Company's business and seek the greatest benefit for the Company.

7.6.	Party B will establish a scientific management system and check its implementation.

7.7.	When Party B’s own interests conflict with those of the Company and the shareholders, Party B will follow the principles of fairness, reasonableness and good faith. These principles include (but are not limited to) the performance of following obligations:

7.7.1 Duty of loyalty:

(1)	Party B shall not leverage his or her power to accept bribes or obtain other illegal income, and shall not embezzle the Company’s property;

(2)	Party B shall not embezzle the Company’s funds,

(3)	Party B shall not keep the Company’s assets or funds in accounts opened in his or her personal name or in the name of other individuals;

(4)	Party B shall not lend the Company’s funds to others or provide guarantee for others with the Company’s property in violation of the provisions of the Company’s Articles of Association and without the consent of the General Meeting of shareholders or the Board meetings;

(5)	Party B shall not enter into contracts with the Company or conduct transactions with the Company in violation of the provisions of the Company’s Articles of Association or without the consent of the General Meeting of shareholders.

(6)	Without the consent of the General Meeting of shareholders, Party B shall not leverage his or her position to seek business opportunities that should have belonged to the Company for himself or herself or for others, or engage in the same business as the Company for his or her own benefits or for others;

(7)	Party B shall not accept the commissions paid to the Company for transactions between the Company and other parties;

(8)	Party B shall not disclose the Company’s trade secrets without authorization;

(9)	Party B shall not use leverage his or her connections to harm the Company's interests;

(10)	Party B shall not use inside information to seek benefits for himself or herself or others;

(11)	Party B has no right to dispose of Party A’s property, including but not limited to selling, transferring, mortgaging, pledging, renting and/or gifting Party A’s property;

(12)	During the period of employment, if Party B shall borrow in the name of Party A, Party B shall obtain a written approval of from Party A’s board of directors; and

(13)	Party B shall fulfil other loyalty obligations stipulated by laws, regulations and the Articles of Association.

The income obtained by Party B in violation of Article 7.7.1 shall be confiscated to the Company; if such violation causes losses to the Company, Party B shall be liable for compensating Party A for such losses.

7.7.2 Duty of diligence:

(1)	Party B shall provide written confirmation opinions on the Company’s periodic reports to ensure that the information disclosed by the Company is true, accurate and complete;

(2)	Party B shall provide relevant information and materials to the board of directors truthfully, and shall not prevent the board of directors from exercising their power;

(3)	Party B shall accept the legal supervision and reasonable suggestions of the board of directors regarding the performance of his or her duties;

(4)	Party B shall fulfill other diligence obligations as stipulated by laws, regulations and the Articles of Association.

If Party B violates Article 7.7.2 and causes losses to the Company, Party B shall be liable for compensating Party A for such losses.

Article 6 Termination of the Agreement

If Party B violates this Agreement and fails to correct the violation within 30 days after Party A points out the violation, or if Party A’s board of directors resolves that Party B’s employment should not be continued based on the determination that Party B is not capable of performing the work of CEO, Party A has the right to unilaterally terminate the Agreement without assuming any responsibility.

Article 7 Party B's Departure Audit

If the Agreement expires or is terminated early, Party A has the right to audit Party A’s assets during the management period of Party B. The assets audit shall be conducted by a certified Chinese public accountant engaged by Party A.

Article 8 Party B’s Departure Handover

Due to the expiration or early termination of the Agreement, Party B shall work with a person designated by Party A within the time limit set by Party A to deal with work handover. If Party B is not cooperative in the handover procedures, Party A has the right to deduct Party B’s annual bonus, and to claim damages from Party B if any additional losses are caused to Party A.

Article 9 Liability for Breach of Contract

If Party B violates any of Article 5 during his or her term of employment, such violation shall be deemed as a breach of the Agreement, and Party B shall pay a penalty of no less than RMB 50,000 to Party A for the violation. If Party B's failure to fully perform this Agreement results in the termination of this Agreement by Party A, Party B shall pay Party A a penalty of no less than RMB 100,000. If Party B’s violation of this Agreement causes losses to Party A, Party B shall compensate Party A for such losses.

Article 10 Dispute Resolution

In the event of a dispute arising from the performance of this Agreement, both parties shall settle the dispute through friendly consultation. If the two parties fail to resolve the dispute through consultation, both parties may file a lawsuit to the people’s court where Party A’s domicile is located.

Article 11 Miscellaneous

1. If any matters that are not covered by this Agreement appear during the performance of this Agreement, both parties shall negotiate and sign a supplementary agreement. The supplementary agreement has the same legal effect as this Agreement.

2. This Agreement is in duplicate, and will take effect after being sealed by Party A and signed by Party B, with one copy for each party.

Party A (Seal):

(Meihua International Medical Technologies Co., Ltd.; LIU Yongjun)

Date: November 28, 2020

Party B (Signature):

WANG Yulin

Date: November 28, 2020

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